Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 11, 2023

Registration Statement No. 333-249515-11

ABS: $1.5+B GMCAR 2023-3 (Prime Auto Loan) - PRICING DETAILS/UPSIZED

Joint Bookrunners: Wells Fargo (struc), Barclays, Citigroup, and Scotiabank

Co-Managers: Lloyds, Mizuho, SMBC, and TD

CLS	TOTAL (MM)	WAL*	M/S**	E. FIN	L. FIN	BENCH	SPRD	YLD%	CPN%	$PX
A-1	287.180	0.21	P-1/A-1+	01/2024	07/2024	I-Cur	19	5.560	5.560	100.00000
A-2a	447.240	1.06	Aaa/AAA	04/2025	09/2026	I-Cur	47	5.811	5.740	99.99819
A-2b	135.000	1.06	Aaa/AAA	04/2025	09/2026	SOFR30A	47			100.00000
A-3	510.630	2.49	Aaa/AAA	01/2027	06/2028	I-Cur	80	5.514	5.450	99.99614
A-4	95.170	3.62	Aaa/AAA	03/2027	12/2028	I-Cur	95	5.403	5.340	99.98968
B	25.070	3.66	Aa2/AA	03/2027	01/2029	I-Cur	135	5.796	5.720	99.97630
C	23.490	3.66	A2/A	03/2027	02/2029	I-Cur	155	5.996	5.920	99.99209
D	19.600	**Retained**

* Pricing Speed: 1.30% ABS, 10% call

** Minimum expected ratings

-TRANSACTION DETAILS-

Offered Size : $1.5+B (UPSIZED)

Min. Denoms. : $1k x $1k

Registration : SEC Registered

ERISA Eligible : Yes

Expected Settlement : 7/19/2023

First Payment : 8/16/2023

Expected Ratings : Moody’s/S&P

Bloomberg Ticker : GMCAR 2023-3

US Risk Retention : Yes

EU Risk Retention : No

-MARKETING MATERIALS-

Preliminary Prospectus, FWP, CDI: Attached

Intex: Dealname: wsgmcar202303 | Password: A6V7

DealRoadshow: https://dealroadshow.com

Entry Code (Case Sensitive): GMCAR20233

Direct Link: https://dealroadshow.com/e/GMCAR20233

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain these documents from your sales representative, by calling 1-800-645-3751.